File No. 070-09745

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM U-1
                                   APPLICATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                        PINNACLE WEST CAPITAL CORPORATION
                      400 EAST VAN BUREN STREET, SUITE 700
                             PHOENIX, ARIZONA 85004

                   (Name of company filing this statement and
                     address of principal executive office)

                                      NONE

                 (Name of top registered holding company parent)

Herbert I. Zinn                                   Mary Ann K. Huntington
Pinnacle West Capital Corporation                 Morgan, Lewis & Bockius LLP
400 North Fifth Street                            1800 M Street, N.W.
Mail Station 8695                                 Washington, D.C. 20036
Phoenix, Arizona  85004

                    (Name and address of agents for service)

The Commission is requested to send copies of all notices, orders, and communications in connection with this application to:

Herbert I. Zinn                                   Mary Ann K. Huntington
Pinnacle West Capital Corporation                 Morgan, Lewis & Bockius LLP
400 North Fifth Street                            1800 M Street, N.W.
Mail Station 8695                                 Washington, D.C. 20036
Phoenix, Arizona  85004

                                                              File No. 070-09745


     This Amendment No. 1 is being filed in order to provide the Securities and Exchange Commission with copies of Exhibit No. D-2 (Order of FERC) Exhibit
No. F-1 (Signed Initial Opinions of Counsel).

                                    Signature

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                Pinnacle West Capital Corporation

                                By:      Barbara M. Gomez
                                Its:     Treasurer

Dated: December 8, 2000
Phoenix, Arizona